Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester Chief Financial Officer Colony Bankcorp, Inc. Fitzgerald, GA 31750 (229) 426-6002

Colony Bankcorp, Inc. Announces Fourth Quarter Dividend

FITZGERALD, GA., December 18, 2003—Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0725 per share payable January 9, 2004 to shareholders of record December 31, 2003. This represents an increase of 20.83% over the split-adjusted cash dividend paid of $0.06 per share in the fourth quarter a year ago. Split-adjusted cash dividends paid per share in 2003 total $0.2705 compared to split-adjusted dividends per share in 2002 of $0.22, or an increase of 22.95%.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-two locations in the Central and South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $855 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.